Exhibit 99.1

News Release

Contact: Teri Freitas Gorman	FOR IMMEDIATE RELEASE
Vice President, Corporate Communications	Tuesday, October 9, 2007
808-877-3857/ tgorman@mlpmaui.com

MAUI LAND & PINEAPPLE COMPANY, INC.

ANNOUNCES RETIREMENT OF ROBERT MCNATT

Ryan Churchill to Oversee MLP’s Community Development Division

KAHULUI, MAUI, HAWAI’I – Maui Land & Pineapple Company, Inc. (AMEX: MLP) announced today that Community Development Division President Robert (Bob) McNatt will retire at the end of 2007. Ryan Churchill, currently senior vice president of Corporate Development, will assume his responsibilities, effective January 1st, 2008.

“Bob is a nurturing leader who has always risen to the challenge of serving our entire community. He has been instrumental in our success and he has garnered the respect of colleagues, his staff and fellow community members. We extend a warm mahalo to Bob for his tremendous service to our company, and we wish him much aloha as he moves into this new phase of life,” said David C. Cole, chairman, president and CEO of MLP.

McNatt, president of the Community Development Division and executive vice president for Maui Land & Pineapple Company (MLP), directs all of the company’s real estate development projects and oversees entitlement processes, construction, sales and leasing in addition to land management and public utilities. He joined the company in 1996.

Ryan Churchill, senior vice president of corporate development, will take over for McNatt. “We are extremely confident in Ryan’s ability to build upon the solid foundation laid by Bob, and to lead the company’s ongoing commitment to ensure we deliver smart, sustainable, community-driven development on Maui,” said Cole.

P.O. Box 187 • Kahului, Maui, Hawai’i 96733-6687 • 808-877-3351 • Fax 808-871-0953

mauiland.com

Born and raised in Kailua, Oahu, Churchill earned a Masters Degree in Business Administration from the University of California, Irvine, and a Bachelor of Science Degree in Business Administration from the University of Arizona. Churchill joined MLP in October of 2000.

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities for Maui. MLP’s vision of holistic communities is based on the traditional Hawaiian model of ahupua’a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  MLP is a Hawai’i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company, a producer and marketer of Maui-grown pineapple, and Kapalua Land Company, operator of Kapalua Resort, a master-planned resort community in West Maui. For additional information, visit mauiland.com.